                                                                     EXHIBIT 3.5

                    IP RIGHTS AND NON-COMPETITION AGREEMENT



     THIS AGREEMENT is made the 21st day of February, 1997


B E T W E E N:


          AMERICA ONLINE, INC., a corporation incorporated under the laws of Delaware,
          ("AOL")


          - and -


          PAUL GODIN, executive, of the town of Kettleby in the Province of Ontario
          ("Godin")


          - and -


          1184041 ONTARIO INC., a corporation incorporated under the laws of Ontario
          ("GodinCo")


          - and -


          JEFF LYMBURNER, executive, of the city of Etobicoke in the Province of Ontario
          ("Lymburner")


          - and -


          SMYTHE GROUP COMPANY, a corporation incorporated under the laws of Nova Scotia
          ("LymburnerCo")

          - and -

          INTERNET LIQUIDATORS INTERNATIONAL INC., a corporation amalgamated under the laws of Ontario (the "Corporation")



BACKGROUND:

1. Pursuant to a subscription agreement between AOL and the Corporation dated the date hereof, AOL is acquiring an interest in Internet Liquidators International Inc.

2. It is a condition of closing the subscription with AOL that each of the Principals enter into this intellectual property rights and non-compete agreement with the Corporation and AOL.

3. The Principals and the Corporation have agreed that entering into this Agreement is in their respective best interests in order (i) to clarify that the intellectual property rights in Developments made by the Principals is and will continue to be owned by the Corporation and (ii) to specify the extent to which the Principals may compete with the Corporation in certain circumstances.



  IN CONSIDERATION of the premises and the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:



                                  ARTICLE ONE
                                 INTERPRETATION


1.1  Definitions:    In this Agreement:
     ------------

"Agreement" means this IP Rights and Non-Competition Agreement and all schedules annexed hereto as the same may be amended from time to time in accordance with the provisions hereof; "hereof", "hereto", and "hereunder" and similar expressions refer to this Agreement and not to any particular article or section; except where the context specifically requires, "Article" or "Section" refers to the specified article or section of this Agreement;

"Business" has the meaning attributed thereto in Section 2.1;

"Business Day" means any day other than a Saturday, Sunday, statutory holiday or civic holiday in Toronto, Ontario or Virginia;

"Confidential Information"  includes any of the following:

          (i) any and all versions of the products, software and related documentation owned or marketed by the Corporation, as well as the software and documentation owned by the Corporation's suppliers and used internally by the Corporation, including all related algorithms, concepts, data, designs, flowcharts, ideas, programming techniques, specifications and source code listings;

          (ii)   all Developments (as defined below);

          (iii) information regarding the Corporation's business operations, methods and practices, including marketing strategies, product pricing, margins and hourly rates for staff and information regarding the financial affairs of the Corporation;

          (iv) the names of the Corporation's clients and the names of the suppliers of computer services and software to the Corporation, and the nature of the
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                                      -3-

                 Corporation's relationships with these clients and suppliers;

          (v) technical and business information of or regarding the clients of the Corporation obtained in order for the Corporation to provide such clients with products and services; and

          (vi) any other trade secret or confidential or proprietary information in the possession or control of the Corporation,


but Confidential Information does not include information which is or becomes generally available to the public without fault of the Party.

"Developments" include all the following which are related to the Business:

          (i) copyright works, software, documentation, data, designs, scripts, photographs, music, reports, flowcharts, trade-marks, specifications and source code listings, and any related works, including any enhancements, modifications, or additions to the products owned, marketed or used by the Corporation; and

          (ii) inventions, devices, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems and improvements, whether patentable or not, developed, created, generated or reduced to practice by any Principal, alone or jointly with others, during the Principal's employment with the Corporation or which result from tasks assigned to any Principal by the Corporation or which result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Corporation.

"employee" refers to any individual who is an employee or who has any other form of working relationship with the Corporation whereby services are provided to the Corporation for compensation whether as an independent contractor, consultant, advisor or otherwise and whether such services are provided personally or through a corporation controlled by such individual and "employment" is to be given a corresponding, broad meaning;

"Party" means one of the Principals, AOL or the Corporation and "Parties" means all of them collectively;

"Person" includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, government or any agency or instrumentality thereof or any other juridical entity; and

"Principal" has the meaning attributed thereto in Section 2.1.

1.2  Governing Law.   This Agreement shall be governed by and construed in
     --------------
accordance with the laws of Ontario and the federal laws of Canada applicable therein (excluding any provisions that would result in the application of the law of another jurisdiction) and shall be treated, in all respects, as an Ontario contract. Godin, GodinCo, Lymburner, LymburnerCo, and the Corporation submit to the non-exclusive jurisdiction of the Courts of Virginia and the U.S. Federal Court. AOL submits to the non-exclusive jurisdiction of the Courts of Ontario.

1.3  Entire Agreement.   This Agreement, including all schedules hereto,
     -----------------
together with the agreements and other documents referred to herein, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.
No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.



1.4  Gender and Number.    In this Agreement words in the singular include the
     ------------------
plural and vice-versa; words in one gender include all genders.

1.5  Headings.   Article and Section headings contained herein are included
     ---------
solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement.

                                  ARTICLE  TWO
                         PROPRIETARY RIGHTS PROTECTION


2.1  Importance of Proprietary Rights Protection.  Each Party acknowledges that
     --------------------------------------------
the Corporation is engaged in a continuous program of research and development, marketing and exploitation of on-line auction software products and related services (the "Business"). Each Party also recognizes the importance of protecting the Corporation's trade secrets, confidential information and other proprietary information and related rights acquired through the Corporation's expenditure of time, effort and money. Therefore, in the case of Godin and Lymburner or any other Party who is an employee of the Corporation (collectively, the "Principals" and individually a "Principal"), in consideration of the desire of the Principals to be employed or continue to be employed by the Corporation in a capacity in which they will receive and/or contribute to the Corporation's confidential information and in consideration of the salary, wages or other compensation the Principals will receive from the Corporation and for their employment by the Corporation, each agrees to be bound by the following terms and conditions in this Article.



2.2  Non-Disclosure of Confidential Information.  At all times each Principal
     -------------------------------------------
shall keep the Confidential Information in confidence, taking all necessary precautions against unauthorized disclosure of the Confidential Information, and shall not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor shall any Principal copy or reproduce the Confidential Information except as may be reasonably required to perform his duties for the Corporation.

2.3  Restricted Use of Confidential Information.
     -------------------------------------------


     (a) At all times each Principal shall not use the Confidential Information in any manner except as reasonably required for each Principal to perform his duties for the Corporation.

     (b) Without limiting his obligations under subsection (a), each Principal shall neither use nor take advantage of the Confidential Information for any purpose other than the Business.

     (c) Upon the request of the Corporation, each Principal shall immediately return to the Corporation all materials, including all copies in whatever form, containing the Confidential Information which are in the Principal's possession or under the Principal's control.


2.4  Ownership of Confidential Information.
     --------------------------------------


     (a) Each Principal acknowledges and agrees that he has not and shall not acquire any right, title or interest in or to the Confidential Information.

     (b) Each Principal agrees to make full disclosure to the Corporation of each Development promptly after its creation. Each Principal hereby assigns and transfers to the Corporation, and agrees that the Corporation shall be the exclusive owner of, all of the Principal's right, title and interest to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein. Each Principal further agrees to cooperate fully at all times with respect to signing further documents and doing such acts and other things reasonably requested by the Corporation to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. Each Principal agrees that the obligations in this clause (b) shall continue beyond the termination of the Principal's employment with the Corporation with respect to Developments created during his employment with the Corporation.

     (c) Each Principal agrees that the Corporation, its assignees and their licensees are not required to designate the Principal as the author of any Developments. Each Principal hereby waives in whole all moral rights which the Principal may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution. Notwithstanding the foregoing, the Corporation agrees that Godin and Lymburner shall be entitled to personal recognition for their efforts in creating the Developments.


2.5  Non-Competition.  Each Principal agrees that during the time that he is an
     ---------------
employee of the Corporation and for a period of 24 months thereafter the Principal will not become engaged, directly or indirectly as an employee, consultant, partner, principal, agent, proprietor, shareholder (other than a holding of shares listed on a stock exchange that does not exceed 5% of the outstanding shares so listed) or advisor, in a business which:


     (i) develops or markets products or services competitive with the products or services marketed by the Corporation, or



     (ii) provides consulting, maintenance, support or training services that are competitive with the consulting, maintenance, support or training services provided by the Corporation,


in any country where the Corporation has shipped material amounts of product in the preceding twelve months, provided that after the Principal ceases to be an employee of the Corporation the relevant time for judging such matters as where the Corporation is conducting the Business shall be the time that the Principal ceases to be an employee of the Corporation.

2.6  Non-Solicitation of Clients.  Each Principal agrees that during the time
     ----------------------------
that he is an employee of the Corporation and for a period of 18 months thereafter, the Principal shall not, directly or indirectly, contact or solicit any Clients of the Corporation for the purpose of selling or supplying to these Clients of the Corporation any products or services which are competitive with the products or services sold or supplied by the Corporation at the time that the Principal ceases to be an employee of the Corporation. The term "Client of the Corporation" means any business or organization that:


     (a) was a supplier to the Corporation of goods or services offered at auction, or otherwise, for sale through the Corporation at the time that the Principal ceases to be an employee of the Corporation; or

     (b) became a supplier of the Corporation within six months after the Principal ceased to be an employee of the Corporation if the Principal was significantly involved with the marketing effort in respect of such supplier prior to the date the Principal ceased to be an employee of the Corporation.


The foregoing is not intended to include Persons purchasing goods or services through the Corporation's on-line auction service but does include suppliers to the Corporation of goods or services offered at auction, or otherwise, for sale through the Corporation.

2.7  Non-Solicitation of Employees.  Each Principal agrees that during the time
     ------------------------------
that he is an employee of the Corporation and for a period of 12 months thereafter, the Principal shall not directly or indirectly solicit or induce or attempt to induce any persons who were employees of or consultants to the Corporation at the time the Principal ceased to be an employee of the Corporation, to terminate their employment with the Corporation.


2.8  Reasonableness of Non-Competition and Non-Solicitation Obligations.  Each
     -------------------------------------------------------------------
Principal confirms that the obligations in Section 2.5, 2.6 and 2.7 are fair and reasonable given that, among other reasons,


     (i) the sustained contact the Principal will have with the clients of the Corporation will expose the Principal to Confidential Information regarding the particular requirements of these clients and the Corporation's unique methods of satisfying the needs of these clients, all of which the Principal agrees not to act upon to the detriment of the Corporation; and/or

     (ii) the Principal will be performing important development work on the products and services provided by the Corporation,



and the Principal agrees that the obligations in Sections 2.5, 2.6 and 2.7, together with the Principal's other obligations under this Agreement, are reasonably necessary for the protection of the Corporation's proprietary interests. Each Principal further confirms that Sections 2.5, 2.6 and 2.7 are in addition to the non-disclosure and other obligations provided elsewhere in this agreement. Each Principal also acknowledges that his obligations contained in this Agreement will not preclude him from becoming gainfully directly employed in the computer products industry following the date he ceases to be an employee of the Corporation given the Principal's general knowledge and experience in the computer industry.

2.9  No Conflicting Obligations.
     ----------------------------



     (a) Each Principal acknowledges and represents to the Corporation that his performance as an employee of the Corporation shall not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer of such Principal or any other third party. Each Principal further acknowledges and represents that he is not bound by any agreement or obligation with any third party which conflicts with any of his obligations under this Agreement.

     (b) Each Principal represents and agrees that he will not bring to the Corporation, and shall not use in the performance of his work with the Corporation, any trade secrets, confidential information and other proprietary information of any prior employer of the Principal or any other third party. Each Principal represents and agrees that in his work creating Developments he will not knowingly infringe the intellectual property rights, including copyright, of any third party.



                                 ARTICLE THREE

                         REPRESENTATIONS AND WARRANTIES


3.1  Representations and Warranties re Ownership.  Each Principal hereby,
     --------------------------------------------
jointly and severally, represents and warrants to the Corporation and AOL (and acknowledges that the Corporation and AOL are relying upon such representations and warranties) that except as set forth in Schedule "O" of the Subscription Agreement between AOL and the Corporation dated February 18, 1997, to the best of the Principals' knowledge, information and belief after due enquiry the Corporation is the exclusive owner of the Technology (as defined in such Subscription Agreement) and all right, title and interest in and to the Technology, free and clear of all encumbrances except as set out therein and neither Principal has any knowledge of any claim of adverse ownership in any Technology.




                                  ARTICLE FOUR
                                 MISCELLANEOUS


4.1  Notice.   Any notice or other communication (in this Section a "Notice")
     -------
required or permitted to be given or made hereunder shall be in writing and shall be well and sufficiently given or made if:



(a) delivered in person during normal business hours on a Business Day and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;



(b)  sent by prepaid first class mail; or



(c) sent by any electronic means of sending messages, including facsimile transmission, which produces a paper record (an "Electronic Transmission"), charges prepaid and confirmed by prepaid first class mail;


in the case of a Notice to AOL addressed to it at:


     America Online, Inc.
     22000 AOL Way
     Dulles, Virginia 20166


     Attention: Fred Singer, Vice-President

     Fax No.: (703) 265-2409


with a copy to:

     America Online, Inc.
     22000 AOL Way
     Dulles, Virginia 20166


     Attention: General Counsel


     Fax No.: (703) 265-2208


and in the case of a Notice to Corporation addressed to it at:


     Internet Liquidators International Inc.
     5915 Airport Rd.,
     Suite 330
     Mississauga, Ontario
     L4V 1T1

     Attention: Paul Godin

     Fax No.: (905) 672-5705

with a copy to:


     Gowling, Strathy & Henderson
     Barristers & Solicitors
     Commerce Court West
     Suite 4900
     Toronto, Ontario
     M5L 1J3

     Attention:  David Pamenter


     Fax No.: (416) 862-7661


Any Notice given or made in accordance with this Section 4.1 shall be deemed to have been given or made and to have been received:

(a)  on the day it was delivered, if delivered as aforesaid;

(b) on the fifth Business Day (excluding each day during which there exists any general interruption of postal services due to strike, lockout or other cause) after it was mailed, if mailed as aforesaid; and

(c) on the day of sending if sent by Electronic Transmission during normal business hours of the addressee on a Business Day and, if not, then on the first Business Day after the sending thereof.

Any Party may from time to time change its address for notice by giving Notice to other Party in accordance with the provisions of this Section 4.1.

4.2  Further Assurances.  Each Party will execute any documents and give such
     -------------------
further assurances as may be necessary or appropriate in connection with performing its obligations under this Agreement and which shall be deemed to include any assurances reasonably requested by the Corporation to protect its trade secrets and any other confidential information in its possession or control.

4.3  Amendments.   This Agreement may only be amended by an instrument in
     -----------
writing signed by all Parties.

4.4  Counterparts.   This Agreement may be executed in several counterparts (by
     -------------
Principal Shareholders at the date hereof and by those who are by the terms hereof obligated to execute a counterpart hereof), each of which shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. Any such counterpart or other Agreement to be bound hereby shall be effectively delivered to each Party by delivery of an executed copy thereof to the secretary of the Corporation.

4.5  Severability.  If any of the provisions contained in this Agreement is
     -------------
found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby and the rights and obligations of the Parties shall be construed as if the Agreement did not contain the particular invalid or unenforceable provision unless such invalid or unenforceable provision is material to any of the Parties, in which event the Parties shall immediately negotiate a replacement therefor to preserve their respective interests as contemplated herein, to the extent permitted under applicable law.

4.6  Time of Essence.  Time is of the essence hereof.
     ----------------



     IN WITNESS WHEREOF the parties have duly executed this Agreement.



                             AMERICA ONLINE, INC.


                             By:                         c/s
                                -------------------------
                                Name:  Fred Singer
                                Title:  Vice-President of Corporate
                                Development


                             1184041 ONTARIO INC.


                             By:                         c/s
                                -------------------------
                                Paul Godin
                                Title:

In the presence of:  )
                     )
                     )
                                                         l/s
-------------------------       -------------------------
Witness:                        Paul Godin




                             SMYTHE GROUP COMPANY

                             By:                         c/s
                                -------------------------
                                Jeff Lymburner
                                Title:

In the presence of:  )
                     )
                     )
                                                         l/s
-------------------------       -------------------------
Witness:                        Jeff Lymburner

                             INTERNET LIQUIDATORS INTERNATIONAL
                             INC.

                             By:                         c/s
                                -------------------------
                                Name:
                                Title:


                             By:                         c/s
                                -------------------------
                                Name:
                                Title: